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                                                                Exhibit 4.3

                      AMERICAN HEALTHCARE MANAGEMENT, INC.

                                ORNDA HEALTHCORP

                           AHM ACQUISITION CO., INC.

                                      AND

                 NATIONSBANK OF TENNESSEE, NATIONAL ASSOCIATION

                                    Trustee

                               -----------------

                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of April 19, 1994

                               -----------------

                 Supplemental to Indenture dated as of July 28, 1993 between American Healthcare Management, Inc. and NationsBank of Tennessee, National Association, as Trustee, relating to American Healthcare Management, Inc.'s $100,000,000 principal amount of 10% Senior Subordinated Notes due 2003
- --------------------------------------------------------------------------------
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                          FIRST SUPPLEMENTAL INDENTURE

                 FIRST SUPPLEMENTAL INDENTURE, dated as of April 19, 1994, among AMERICAN HEALTHCARE MANAGEMENT, INC., a corporation duly organized and existing under the laws of the State of Delaware ("AHM"), ORNDA HEALTHCORP, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), AHM ACQUISITION CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Co-Obligor") and NATIONSBANK OF TENNESSEE, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States (the "Trustee"), as Trustee under the Indenture hereinafter mentioned.

                                   WITNESSETH

                 WHEREAS, AHM heretofore executed and delivered to the Trustee an Indenture dated as of July 28, 1993 (the "Indenture"), providing for the issuance of $100,000,000 principal amount of AHM's 10% Senior Subordinated Notes due 2003 (the "Securities");

                 WHEREAS, in connection with the merger of AHM with and into the Company pursuant to an Agreement and Plan of Merger between the Company, AHM Acquisition Co., Inc. and AHM, dated as of November 18, 1993 as amended and restated as of January 14, 1994, the Company assumed and became liable for, by operation of law, at the closing of such merger on the date hereof, all of AHM's debts, liabilities, duties and obligations, including AHM's obligations under the Indenture;

                 WHEREAS, the Company desires in and by this First Supplemental Indenture, pursuant to and contemplated by Sections 801 and 901(1) of the Indenture, to expressly assume all the obligations of AHM under the Securities and the Indenture;

                 WHEREAS, the Co-Obligor desires in and by the First Supplemental Indenture to expressly assume with the Company the due and punctual payment of the principal and interest on the Securities;

                 WHEREAS, Section 901 of the Indenture, "Supplemental Indentures Without Consent of Holders", provides that provisions of the Indenture may





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be amended or supplemented without the consent of the Holders with respect to certain matters therein identified;

                 WHEREAS, Section 902 of the Indenture, "Supplemental Indentures with Consent of Holders", provides that provisions of the Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities with respect to matters therein identified;

                 WHEREAS, the Company and Holders of a majority in aggregate principal amount of the outstanding Securities have entered into a Waiver and Consent Agreement dated as of February 3, 1994 (the "Waiver and Consent Agreement") pursuant to which such Holders consented to the amendments of the Indenture set forth in Article Four hereof and the waiver of Section 1009 of the Indenture as described in the Waiver and Consent Agreement, and the Company agreed to pay interest on the Securities at the rate of 10-1/4% per annum from and after the date hereof.

                 WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed;

                 NOW, THEREFORE, in consideration of the above premises, and in order to comply with the terms of Sections 801 and 901(1) of the Indenture and to effect the applicable provisions of the Waiver and Consent Agreement, the Company covenants with the Trustee as follows:

                                  ARTICLE ONE

                                  DEFINITIONS

                 Section 1.01. For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

                          (a)     the words "herein", "hereof" and "hereunder"
and other words of similar import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and





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                 (b)     capitalized terms used but not defined herein shall
have the meanings assigned to them in the Indenture.

                                  ARTICLE TWO

                ASSUMPTION OF CERTAIN OBLIGATIONS BY THE COMPANY

                 Section 2.01. The Company and the Co-Obligor hereby expressly and unconditionally assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the Company hereby expressly and unconditionally assumes the performance of every covenant of the Indenture to be performed or observed by AHM as if the Company had been originally named in the Indenture as the "Company" (as such term is defined therein).

                                 ARTICLE THREE

                         REPRESENTATIONS OF THE COMPANY


                 Section 3.01. The Company hereby represents and warrants to the Trustee and to the Holders of the Notes as follows:

                 (a) The Company is a corporation organized and existing under the laws of the State of Delaware.

                 (b) On the date hereof, AHM has been merged with and into the Company.

                 (c) Immediately after giving effect to the aforementioned merger, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default has happened and is continuing.

                                  ARTICLE FOUR

                                   AMENDMENTS

                 Section 4.01. The definition of Consolidated Cash Flow Ratio in Section 101 of the Indenture shall be amended to read, in its entirety, as follows:





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                 ""Consolidated Cash Flow Ratio" means for any period
         the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of a Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period plus (B) the annual interest expense (including the amortization of debt discount and all items which would be included in Consolidated Interest Expense) with respect to any Debt Incurred or proposed to be Incurred by such Person or its Consolidated Subsidiaries during such period or since the end of such period to the extent not included in Clause (ii)(A) calculated as if incurred at the beginning of such period (variable rate debt shall be assumed to bear interest at the rate in effect or, in the case of proposed Debt, which would be in effect, at the time of calculation) minus (C) Consolidated Interest Expense of such Person with respect to any Debt that is no longer outstanding, or will no longer be outstanding as a result of the Incurrence of the Debt proposed to be Incurred, in each case to the extent included in Clause (ii) (A). The Consolidated Cash Flow Ratio shall be calculated on the assumption that the transactions or series of transactions pursuant to which any Debt had been Incurred during such period or since the end of such period (including any acquisition of the stock or assets of another Person consummated in connection with the Incurrence of such Debt) shall have occurred on the first day of such period."

                 Section 4.02. Section 101 of the Indenture is hereby amended to include the definition of "Co-Obligor" which will follow the definition of "Controlling Person" and will state:

                 ""Co-Obligor" means AHM Acquisition Co., Inc., a corporation duly organized under the laws of the State of Delaware."

                 Section 4.03. The definition of Senior Debt in Section 101 of the Indenture shall be amended by adding the following sentence at the end thereof:

         "For the purpose of determining the obligations of the Co-Obligor to make payments with respect to the Securities and the relative rights of any holder of Senior Debt and any holder of a Security against the Co-Obligor and for no other purpose, each reference to "Company" in the definition of " Senior Debt" contained in this Indenture shall be deemed to be a reference to "Co-Obligor" and





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         each reference to "Senior Debt" in any provision in this Indenture or in any Security shall be deemed to be a reference to such definition as so modified."

                 Section 4.04. Section 202 of the Indenture is hereby amended to read, in its entirety, the following:

                 "Section 202.    Form of Face of Security.

                                ORNDA HEALTHCORP

                   10-1/4% Senior Subordinated Note due 2003


 No. __________                                                      $__________

                 OrNda HealthCorp, a corporation duly organized and existing under the laws of Delaware (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred
         to), or AHM Acquisition Co., Inc., a corporation duly organized and existing under the laws of Delaware (herein called the "Co-Obligor"), for value received, hereby promises to pay to ________________, or registered assigns, the principal sum of _______________ Dollars on August 1, 2003, and to pay interest thereon from July 28, 1993, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 1 and August 1 in each year, commencing February 1, 1994, at the rate of 10% per annum and from and after the date of the execution and delivery of the First Supplemental Indenture, at the rate of 10-1/4% per annum, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the same rate per annum on any overdue principal and premium and on any overdue installment of interest until paid as specified on the reverse hereof.

                 The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of





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         business on the Regular Record Date for such interest, which shall be
         January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

                 Principal of (and premium, if any) and interest on this Security will be payable at the Corporate Trust Operations Office and at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company or the Co-Obligor, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Interest on this Security shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

                 Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                 Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.





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                 IN WITNESS WHEREOF, the Company and the Co-Obligor have caused this instrument to be duly executed by the manual or facsimile signatures of its authorized officers and its corporate seal to be affixed or reproduced hereon.

         Date of Authentication:

                                           ORNDA HEALTHCORP


                                           By: _________________________
                                                       (SEAL)


                                           AHM ACQUISITION CO., INC.

                                           By: _________________________
                                                       (SEAL)

         This is one of the Securities referred to in the within-mentioned Indenture.



                                           NATIONSBANK OF TENNESSEE,
                                           NATIONAL ASSOCIATION
                                                                    as Trustee

                                           By: _________________________
                                                  Authorized Officer"

                 Section 4.05. Section 1001 of the Indenture is hereby amended to read, in its entirety, the following:

                 "Section 1001.  Payment of Principal, Premium and Interest.

                 The Company or the Co-Obligor shall duly and punctually pay the principal of (and premium, if any) and interest on the Securities in accordance with the terms of the Securities and this Indenture, and the obligation of each of the Company and the Co-Obligor under this Section shall be joint and several."





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                 Section 4.06.    Section 1015 of the Indenture is hereby
amended to read, in its entirety, the following:

                 "Section 1015.   Limitation on Certain Asset Dispositions.

                 (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition (other than an Asset Disposition permitted under Article Eight, Section 801 hereof) in one or more transactions in any fiscal year unless:

                          (i) The Company (or such Subsidiary, as the case may be) receives consideration at the time of such disposition at least equal to the fair market value of the shares or the assets disposed of, as determined in good faith by the Board of Directors; and

                          (ii) 100% of the Net Available Proceeds from such disposition, less Reinvested Amounts (as hereinafter defined), are applied by the Company (or such Subsidiary, as the case may be) (A) first, within 360 days of such disposition (or, in the case of Net Available Proceeds received after the time of such disposition, within 360 days of receipt thereof), to repayment of Senior Debt then outstanding under any agreements or instruments which would require such application or which would prohibit payments pursuant to Clause (B) following; (B) second, to the extent Net Available Proceeds are not required to be applied to Senior Debt as specified in Clause (A), to purchases of Outstanding Securities (to the extent such an offer is not prohibited by the terms of any Senior Debt) pursuant to an Offer to Purchase at a purchase price equal to 100% of their principal amount plus accrued interest to the date of purchase (provided, however, that installments of interest whose Stated Maturity is on or prior to the Purchase Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates or Special Record Dates, as the case may be, according to their terms and the provisions of Article Three, Section 307 hereof); and (C) third, to the extent of any remaining Net Available Proceeds following completion of the Offer to Purchase referred to in Clause (B) above, to the repayment, within 10 days after the Purchase Date of such Offer to Purchase, of other Senior Debt and, to the extent there is no such Senior





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                 Debt, Company Debt that is pari passu with the
                 Securities and, to the extent there is no such Company Debt, other Debt of the Company or a Restricted Subsidiary.

                 Notwithstanding the foregoing, the Company shall not be required to repurchase or to redeem Debt pursuant to Clause (ii) above if the Net Available Proceeds, less any amounts ("Reinvested Amounts") invested within 360 days of the disposition (or, in the case of Net Available Proceeds received after the time of disposition, within 360 days of receipt thereof) in assets that will be used in the business of the Company or any Wholly Owned Restricted Subsidiary as such business is conducted prior to such Asset Disposition or in any business principally engaged in providing medical or health care services, are less than $5 million (such lesser amount to be carried forward on a cumulative basis for purposes of determining the application of this paragraph). Notwithstanding the foregoing, if any Restricted Subsidiary in which a Reinvested Amount is invested becomes an Unrestricted Subsidiary thereafter, then such change in status will be deemed an Asset Disposition with Net Available Proceeds of cash in an amount equal to such Reinvested Amount, and such amount of cash will be applied pursuant to Clause (ii) above (subject to this paragraph).

                 (b) The Company shall mail the Offer Document for an Offer to Purchase required pursuant to Section 1015(a) not more than 360 days after consummation of the disposition or, if proceeds are received after the time of the disposition, within 360 days of receipt of such proceeds giving rise to such requirement referred to in
         Section 1015(a). The aggregate principal amount of the Securities to be offered to be purchased pursuant to the Offer to Purchase shall equal the Net Available Proceeds, less Reinvested Amounts, required to be made available therefor pursuant to Clause (ii) (B) (rounded down to the next lowest integral multiple of $1,000). Each Holder shall be entitled to tender all or any portion of the Securities owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Security tendered must be tendered in an integral multiple of $1,000 principal amount. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Securities pursuant to this Section.

                 The Company shall not be entitled to any credit against its obligations under this Section hereof for the principal amount of any Securities acquired by the Company otherwise than pursuant to the Offer to Purchase pursuant to this Section.





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                 (c)      Not later than the date of the Offer Document with
         respect to an Offer to Purchase pursuant to this Section, the Company shall deliver to the Trustee an Officers' Certificate as to (i) the Purchase Amount, (ii) the allocation of the Net Available Proceeds from the Asset Disposition pursuant to which such offer is being made, including, if amounts are invested in assets for the business, the actual assets acquired and a statement that such assets shall be used in the business as such business was conducted prior to such Asset Disposition or in any business principally engaged in providing medical or health care services and (iii) the compliance of such allocation with the provisions of Section 1015(a).

                 The Company shall perform its obligations specified in the Offer Document for the Offer to Purchase. On or prior to the Purchase Date, the Company shall (i) accept for payment (pro rata, if necessary, and in no case in an aggregate principal amount exceeding the Purchase Amount) Securities or portions thereof tendered pursuant to the Offer to Purchase, (ii) deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Article Ten, Section 1003 hereof) money sufficient to pay the purchase price of all Securities or portions thereof so accepted and (iii) deliver or cause to be delivered to the Trustee all Securities so accepted together with an Officers' Certificate stating the Securities or portions thereof accepted for payment by the Company. The Paying Agent (or the Company, if so acting) shall promptly mail or deliver to Holders of Securities so accepted payment in an amount equal to the purchase price specified in
         Section 1015(a)(ii)(B), and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Security equal in principal amount to any unpurchased portion of the Security surrendered. Any Security not accepted for payment shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

                 (d) Notwithstanding the foregoing, this Section shall not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of the Company's properties or assets within the meaning of Article Eight, Section 801 hereof."





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                 Section 4.07.    Section 1201 of the Indenture shall be amended
by adding the following new paragraph at the end thereof:

                 "Co-Obligor agrees to be bound by and comply with the terms and conditions of this Article Twelve as if each reference to "Company" in this Article Twelve were a reference to "Co-Obligor"."


                                  ARTICLE FIVE

                                 MISCELLANEOUS

                 Section 5.01. All of the terms and conditions of the Indenture shall remain in full force and effect.

                 Section 5.02. The Trustee accepts the modification of the Indenture effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this First Supplemental Indenture.

                 Section 5.03. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                 Section 5.04. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                 Section 5.05. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.





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                 Section 5.06.  From and after the date hereof, all Securities shall bear the following notation which may be stamped or typewritten thereon:

                 "On April 19, 1994, American Healthcare Management, Inc. was merged with and into OrNda Healthcorp which has, along with AHM Acquisition Co., Inc., assumed the due and punctual payment of the principal of (any premium, if any) and interest on the 10% Senior Subordinated Notes due 2003; and the performance by OrNda HealthCorp of every covenant of the Indenture on the part of American Healthcare Management, Inc. to be performed or observed. From and after April 19, 1994, OrNda HealthCorp or AHM Acquisition Co., Inc. shall pay interest on the 10% Senior Subordinated Notes due 2003 at the rate of 10-1/4% per annum."

                 If the Company shall so determine, new Securities so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Securities then Outstanding, and thereafter the notation herein provided shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided to any Security or to exchange any Security for a new Security modified as herein provided shall not affect any of the rights of the Holder of such Security.





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                 IN WITNESS WHEREOF, AHM, the Company, the Co-Obligor and the
Trustee have caused their names to be signed hereto by their respective officers thereunder duly authorized and their respective corporate seals, duly attested, to be hereunto duly affixed, all as of the day and the year first above written.


                                           AMERICAN HEALTHCARE MANAGEMENT, INC.

                                           By: /s/ Steven L. Volla
[SEAL]                                        _____________________________
                                              Name: Steven L. Volla
                                              Title: Chairman, President & CEO

Attest:

/s/  Robert M. Dubbs
______________________________________________




                                     ORNDA HEALTHCORP


[SEAL]                                By: /s/ Keith B. Pitts
                                         _____________________________
                                         Name: Keith B. Pitts
                                         Title: Executive Vice President &  CEO


Attest:

/s/ James H. Johnson
______________________________________________





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                                           AHM ACQUISITION CO., INC.

                                           By: /s/ Keith B. Pitt
[SEAL]                                        _____________________________
                                              Name:
                                              Title:

Attest:

/s/ James H. Johnson
______________________________________________



                                           NATIONSBANK OF TENNESSEE,
                                             NATIONAL ASSOCIATION

                                          By: /s/ Tamara L. Johnston
[SEAL]                                       _____________________________
                                             Name: Tamara L. Johnston
                                             Title: Vice President

Attest:

/s/ Gina Ewley

______________________________________________





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
STATE OF NEW YORK         )
                                           ss.:
COUNTY OF NEW YORK        )

                 On the 19th day of April, 1994, before me personally came Steven L. Volla
_________________, to me known, who, being by me duly sworn, did depose and say

                  President & CEO
that he is the _____________________ of AMERICAN HEALTHCARE MANAGEMENT, INC., one of the corporations described in and which executed the foregoing instrument; that the seal affixed to said instrument is such corporate seal; that is was so affixed by the authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

                                              /s/ Daniel Weisberg
                                              __________________________
                                              Daniel Weisberg
                                              Notary Public, State of New York




STATE OF NEW YORK         )
                                           ss.:
COUNTY OF NEW YORK        )

         On the 19th day of  April, 1994, before me personally came

  Keith B. Pitts
__________________, to me known, who, being duly sworn, did depose and say that

           Executive VP & CFO
he is the _____________________ of ORNDA HEALTHCORP, one of the corporations describe in and which executed the foregoing instrument; that the seal affixed to said instrument is such corporate seal; that is was so affixed by the authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

                                              /s/ Daniel Weisberg
                                              __________________________
                                              Daniel Weisberg
                                              Notary Public, State of New York





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
STATE OF NEW YORK         )
                          ss.:
COUNTY OF NEW YORK        )

         On the 19th day of April, 1994, before me personally came

  Keith B. Pitts
__________________, to me known, who, being duly sworn, did depose and say that

           Executive VP & CEO
he is the _____________________ of AHM ACQUISITION CO., INC. one of the corporations describe in and which executed the foregoing instrument; that the seal affixed to said instrument is such corporate seal; that is was so affixed by the authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


                                           /s/ Daniel Weisberg
                                           __________________________
                                           Notary Public, State of New York


STATE OF TENNESSEE        )
                          ss.:
COUNTY OF DAVIDSON        )

                        19th        April
                 On the ___ day of ________, 1994, before me personally came

Tamara L. Johnston
__________________, to me known, who, being duly sworn, did depose and say that

              Vice President
he is the _____________________ of NATIONSBANK OF TENNESSEE, NATIONAL ASSOCIATION, one of the corporations describe in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that is was so affixed by the authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


                                                    /s/ Laye McElliston
                                                    __________________________
                                                    Commission expires



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